Exhibit 99.1
LIBERTY COMMUNICATIONS PUERTO RICO PLACES $90 MILLION SENIOR SECURED NOTES ADD-ON VIA PRIVATE PLACEMENT
FUNDING TO SUPPORT ACQUISITION OF AT&T’S ASSETS IN PUERTO RICO AND THE U.S. VIRGIN ISLANDS

Denver, Colorado - May 26, 2020: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its subsidiary, Liberty Communications Puerto Rico (“LCPR”) has successfully completed the issuance of $90 million of additional 6.75% Senior Secured Notes due 2027, through LCPR Senior Secured Financing Designated Activity Company (the “Issuer”). The transaction was executed on a Private Placement basis with a limited number of existing investors. The new notes priced at 102.5% of par, reflecting a yield to maturity of approximately 6.3%, and will increase the principal size of the Issuer's outstanding notes to $1,290 million.

Proceeds from the issuance have been placed into escrow and will support the funding of LCPR's $1.95 billion acquisition of AT&T's assets in Puerto Rico and the U.S. Virgin Islands, expected to close in the second half of 2020.

Naji Khoury, CEO of LCPR commented: “We are pleased to see continued support and trust from our investor base. Since the announcement of our acquisition of AT&T’s assets in Puerto Rico & the USVI last October, we have made significant progress on the integration and regulatory approval process and remain on track to close the transaction later this year. We continue to be very excited about the combination with AT&T and the prospect of creating the leading integrated communications and entertainment provider in Puerto Rico.”

ABOUT LIBERTY LATIN AMERICA
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:                    Media Relations:
Kunal Patel        ir@lla.com            Claudia Restrepo llacommunications@lla.com